SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2004

Illumina, Inc.

(Exact name of registrant as specified in its charter)

000-30361
(Commission File Number)

Delaware	33-0804655
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

9885 Towne Centre Drive, San Diego, CA 92121
(Address of principal executive offices, with zip code)

(858) 202-4500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

     On August 18, 2004, Illumina, Inc. (the “Company”) closed the sale to Bernardo Property Advisors, Inc. of its San Diego based facilities, consisting of several buildings and an undeveloped tract of land, and entered into a lease arrangement for the property with an initial term of 10 years. Sale proceeds were $42 million, and, after payment of the Company’s mortgage on the property and related transaction expenses, the Company expects to receive net proceeds from the sale of approximately $15 million. The sale was completed pursuant to the Purchase and Sale Agreement and Escrow Instructions dated June 18, 2004 between Bernardo Property Advisors, Inc. and the Company, a copy of which has been filed as Exhibit 10.25 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2004.

Item 5. Other Events and Required FD Disclosure.

     On August 18, 2004, Illumina, Inc. and Applera Corporation agreed to settle all existing litigation between the two companies. The settlement encompasses two lawsuits related to a joint development agreement entered into in November 1999 under which Applera (through its Applied Biosystems Group) provided Illumina $10.0 million in research and development funding. As a result of the settlement, Illumina will remove the $10.0 million liability from its balance sheet, make a one-time payment of $8.5 million to Applera and record a gain of $1.5 million.

Item 7. Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Press release dated August 19, 2004 announcing the closing of the sale of its San Diego based facilities.
99.2	Press release dated August 19, 2004 announcing the settlement of all existing litigation between Illumina, Inc. and Applera Corporation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILLUMINA, INC.
Date: August 20, 2004	By:	/s/ TIMOTHY M. KISH
Timothy M. Kish
Chief Financial Officer